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                                                                    Exhibit 3.7

                           LEXFORD RESIDENTIAL TRUST

                             ARTICLES OF AMENDMENT



        Lexford Residential Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Declaration of Trust of the Trust is hereby amended by striking out the definitions of "Constructive Ownership Limit" and "Ownership Limit" set forth in Section 6.1(A) thereof and inserting in lieu thereof the following:

        "Constructive Ownership Limit" shall mean 9.2% of the outstanding Common Equity Shares or 9.8% of the outstanding Equity Shares of any class of Preferred Shares.

        "Ownership Limit," with respect to the Common Shares, shall mean 9.2% of the outstanding Common Equity Shares of the Trust; provided, however, if there is more than one Existing Holder on the Adoption Date, the Ownership Limit shall be the lower of (i) the foregoing percentage and (ii) the highest percentage (divided by five minus the number of the then-Existing Holders) of Common Equity Shares that could be Beneficially Owned by Persons other than Existing Holders without creating the possibility that five Beneficial Owners of Common Shares (including all of the then-Existing Holders) could Beneficially Own in the aggregate, more than 49.9% of the outstanding Common Equity Shares (taking into account any potential forfeitures of Common Shares), and, with respect to any class or series of Preferred Shares, shall mean 9.8% of the outstanding Preferred Equity Shares of such class or series.

        SECOND: The amendment to the Declaration of Trust of the Trust as hereinabove set forth has been duly resolved and adopted by the unanimous vote of the board of trustees of the Trust pursuant to the authority conferred upon the board of trustees by Sections 6.1(J) and 8.2 of the Declaration of Trust of the Trust as well as Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland.

        IN WITNESS WHEREOF: Lexford Residential Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested by its Secretary on March 14, 1998.



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        THE UNDERSIGNED, Executive Vice President of Lexford Residential Trust,
who executed on behalf of said Trust the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Trust, the foregoing Articles of Amendment to be the act of said Trust and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



ATTEST:                                    LEXFORD RESIDENTIAL TRUST:



/s/ Bradley A. Van Auken                   /s/ Mark D. Thompson
------------------------                   -------------------------------------
Bradley A. Van Auken                       Mark D. Thompson
Senior Vice President,                     Executive Vice President
General Counsel & Secretary










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